MediaOne Group, Inc.
Consolidated Operations Highlights- As Reported (1)
(UNAUDITED)
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

                                    Three Mos Ended           Nine Mos Ended
                                         Sept 30,               Sept 30,
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

Dollars in millions             1999      1998      1999           1998
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REVENUES                        $  675    $  626    $  2,002      $  2,239

Cost of sales                      270       225         804           783
Selling, general and admin.        185       208         549           710
                                ------    ------    --------      --------
OPERATING CASH FLOW (2)            220       193         649           746
Depreciation & amortization       (306)     (288)       (884)         (894)
Interest expense, minority
 guarantee, other                 (164)      (97)       (481)         (432)
Equity losses in
 unconsolidated ventures           (89)      (68)       (291)         (273)
Gains on sales of
 investments (3)                   581         3       3,287         3,911
Merger related costs (4)           (15)        -      (1,537)            -
Other income (expense)              48        13          51            86
Income tax benefit (expense)      (127)       60        (933)       (1,376)
                                ------    ------   ---------      --------
EARNINGS (LOSS) FROM
 CONTINUING OPERATIONS             148      (184)       (139)        1,768
Discontinued operations income,
 net of tax (5)                      -         -           -        25,208
Extraordinary item, net of tax       -         -          17          (333)
                                ------    ------   ---------      --------
NET INCOME (LOSS)                  148      (184)       (122)       26,643

Loss on redemption of
 preferred securities              (28)        -         (28)          (53)
Preferred dividends and accretion  (14)      (13)        (42)          (39)
                                ------    ------   ---------      --------
EARNINGS (LOSS) AVAILABLE
 FOR COMMON STOCK               $  106    $ (197)   $   (192)     $ 26,551
                                ============================      ========
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(1) Domestic wireless operations were sold in April, 1998.
(2) Operating cash flow represents earnings before interest, taxes, depreciation and amortization.
(3) Includes a $2,482 gain on the exchange and modification of the
    AirTouch shares due to the AirTouch Vodafone merger and a $43 one time charge for the wind down of international operations for the nine months ended September 30, 1999.  Includes a $3,869 gain on sale of domestic wireless operations for the nine months ended September 30, 1998.
(4) Includes $1,500 paid to Comcast as a result of the termination of the merger between Comcast and MediaOne Group in May, 1999.
(5) Includes gain on separation from U S WEST Communications (USWC).
    This also includes income attributable to USW stock of zero for the three months and $589 for the nine months ended September 30,
    1998.
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